CUSIP No. 148884109                 13G                    Page 1 of 8 Pages


                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )(1)


                         Catalytica Energy Systems Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   148884109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 July 31, 2002
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [X]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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CUSIP No. 148884109                 13G                    Page 2 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         The Baupost Group, L.L.C., 04-3402144

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        The Commonwealth of Massachusetts

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,999,500
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,999,500
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER
                    0
    WITH
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


        1,999,500
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.42%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        IA

________________________________________________________________________________

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CUSIP No. 148884109                 13G                    Page 3 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        SAK Corporation, 04-3334541

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        The Commonwealth of Massachusetts

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.00%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        HC

________________________________________________________________________________


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CUSIP No. 148884109                 13G                    Page 4 of 8 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        Seth A. Klarman, ###-##-####

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [X]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        0.00%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

        HC

________________________________________________________________________________

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CUSIP No. 148884109                    13G                   Page 5 of 8 Pages



Item 1(a).  Name of Issuer:

                Catalytica Energy Systems Inc.

            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:

                430 Ferguson Drive, Mountain View, CA 94043

            ____________________________________________________________________

Item 2(a).  Name of Person Filing:

                (1)  The Baupost Group, L.L.C.
                (2)  SAK Corporation
                (3)  Seth A. Klarman
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office, or if None, Residence:

                (1)  The Baupost Group, L.L.C.
                     10 St. James Avenue, Suite 2000
                     Boston, Massachusetts 02116

                (2)  SAK Corporation
                     10 St. James Avenue, Suite 2000
                     Boston, Massachusetts 02116

                (3)  Seth A. Klarman
                     10 St. James Avenue, Suite 2000
                     Boston, Massachusetts 02116
            ____________________________________________________________________

Item 2(c).  Citizenship:

                (1)  The Commonwealth of Massachusetts
                (2)  The Commonwealth of Massachusetts
                (3)  United States of America
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:

                Common Stock

            ____________________________________________________________________

Item 2(e).  CUSIP Number:

                148884109

            ____________________________________________________________________

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [X]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [X] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP No. 148884109                   13G                    Page 6 of 8 Pages


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

                (1)  The Baupost Group, L.L.C.: 1,999,500

                (2)  SAK Corporation: 0

                (3)  Seth A. Klarman: 0
          ______________________________________________________________________

     (b)  Percent of class:

                (1)  The Baupost Group, L.L.C.: 11.42%

                (2)  SAK Corporation: 0.00%

                (3)  Seth A. Klarman: 0.00%
          ______________________________________________________________________

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote

                (1)  The Baupost Group, L.L.C.: 1,999,500

                (2)  SAK Corporation: 0

                (3)  Seth A. Klarman: 0

          (ii)  Shared power to vote or to direct the vote

                ---0

          (iii) Sole power to dispose or to direct the disposition of

                (1)  The Baupost Group, L.L.C.: 1,999,500

                (2)  SAK Corporation: 0

                (3)  Seth A. Klarman: 0

          (iv)  Shared power to dispose or to direct the disposition of

                ---0

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CUSIP No. 148884109                   13G                    Page 7 of 8 Pages

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost. Securities reported on this Schedule 13G as being beneficially owned by Baupost include securities purchased on behalf of various investment limited partnerships.

         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                See attached Exhibit A

         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.

                N/A

         _______________________________________________________________________

Item 9.  Notice of Dissolution of Group.

                N/A

          ______________________________________________________________________

Item 10.  Certifications.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

          "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


August 9, 2002
Date


THE BAUPOST GROUP, L.L.C.


By:  /s/ Seth A. Klarman
     Seth A. Klarman
     President

SAK CORPORATION


By:  /s/ Seth A. Klarman
     Seth A. Klarman
     President

SETH A. KLARMAN


By:  /s/ Seth A. Klarman
     Seth A. Klarman

CUSIP No. 148884109                   13G                    Page 8 of 8 Pages



EXHIBIT A

Item 3

     (1) The Baupost Group, L.L.C. IA

     (2) SAK Corporation HC

     (3) Seth A. Klarman HC

     The Baupost Group, L.L.C. ("Baupost") is a registered investment adviser. SAK Corporation is the Manager of Baupost. Seth A. Klarman, as the sole Director of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13(d) of the securities beneficially owned by Baupost. Securities reported on this Schedule 13G as being beneficially owned by Baupost include securities purchased on behalf of various investment limited partnerships.